Exhibit 3.9

AMENDMENT NO. 6
TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER EQUITY, L.P.
This Amendment No. 6 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), dated as of February 8, 2006 (as amended, the “Partnership Agreement”), is entered into effective as of October 19, 2018 by LE GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion;
WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement;
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
WHEREAS, Section 13.2 of the Partnership Agreement provides that no amendment of the definition of “Conflicts Committee” shall be effective without first obtaining Special Approval;
WHEREAS, it is proposed that, in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 1, 2018, by and among the Partnership, the General Partner, Streamline Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), Energy Transfer Partners, L.P., a Delaware

limited partnership (“ETP”), and Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the general partner of ETP (“ETP LLC”), pursuant to which Merger Sub will merge with and into ETP, with ETP surviving (the “Merger”), and in partial consideration for the waiver of the General Partner’s preemptive right under Section 5.9 of the Partnership Agreement with respect to the Common Units to be issued in connection with the Merger, the Partnership will issue Class A Units to the General Partner;
WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Board”), by unanimous vote, in good faith, (a) approved the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of the Class A Units, and (b) resolved to recommend to the Board the approval of the Merger and the issuance of the Class A Units;
WHEREAS, the foregoing approval of the Merger and the issuance of the Class A Units by the Conflicts Committee constitutes Special Approval for all purposes under the Partnership Agreement, including but not limited to Section 7.9 thereof;
WHEREAS, the Audit and Conflicts Committee (as defined in the Amended and Restated Limited Liability Company Agreement of LE GP, LLC, dated as of May 7, 2007 (as amended to date, the “Company Agreement”)), in good faith, (a) approved the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of the Class A Units, and (b) resolved to recommend to the Board the approval of the Merger and the issuance of the Class A Units;
WHEREAS, the foregoing approval of the Merger and the issuance of the Class A Units by the Audit and Conflicts Committee constitutes Special Approval (as defined in the Company Agreement) for all purposes under the Company Agreement;
WHEREAS, the Board, for and on behalf of the General Partner, acting in its individual capacity and in its capacity as general partner of the Partnership, has determined that the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of the Class A Units, is in the best interests of the Partnership and the unaffiliated holders of Common Units, and has approved the Merger and the issuance of the Class A Units;
WHEREAS, the issuance of the Class A Units complies with the requirements of the Partnership Agreement;
WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of issuance of the Class A Units; and
WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that, if and to the extent any amendments set forth herein are not necessary

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or appropriate in connection with the authorization of the issuance of the Class A Units, such amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
WHEREAS, the Conflicts Committee has evaluated the proposed amendments to the definition of “Conflicts Committee” set forth herein and determined that such amendments are advisable, fair and reasonable to the Partnership and in the best interests of the Partnership and its unitholders other than the General Partner and its Affiliates and (ii) approved such amendments, with such approval intended to constitute Special Approval.
NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
Section 1.Amendments.
(a)    Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments:
(i) credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.701-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest (other than a Class A Unit) shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest were first issued.
“Capital Account” means the capital account maintained for a Partner (other than with respect to a Class A Unit) pursuant to Section 5.6. The “Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest (other than a Class A Unit) shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner

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from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.
“Class A Unit” means a Partnership Security representing a fractional part of the Partnership Interests, and having the rights and obligations specified with respect to Class A Units in this Agreement.
“Class A Unitholders” means the holder or holders of the Class A Units.
“Common Voting Security” means any Partnership Security with voting rights that are pari passu with the Common Units, including without limitation the Class A Units.
“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of one or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner (other than members of the MLP GP Board so long as the Partnership directly or indirectly owns all of the outstanding equity interests in the MLP other than non-participating, non-convertible preferred securities of the MLP) or (c) holders of any ownership interest in the Partnership other than Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.
“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
“MLP” means Energy Transfer Operating, L.P., or any successor thereto.
“MLP GP Board” means the board of directors or board of managers of the general partner of the MLP, or, if the general partner of the MLP is a limited partnership, the board of directors or board of managers of the general partner of the general partner of the MLP.
“Partnership” means Energy Transfer LP, a Delaware limited partnership.
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units and Class A Units.

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“Percentage Interest” means, as of any date of determination, (a) as to the General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners, (b) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.8, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class A Unit shall at all times be zero.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units but shall not include General Partner Units (or the General Partner Interest represented thereby) or Class A Units.
“Unitholders” means the holders of Units and shall not include the Class A Unitholders.
Section 1.1 of the Partnership Agreement is hereby further amended to add the following sentence to the end of the definition of “Common Unit”:
“The term “Common Unit” shall not include a Class A Unit.”
(b)    Section 2.2 of the Partnership Agreement is hereby amended and restated as follows:
Section 2.2 Name.
The name of the Partnership shall be “Energy Transfer LP”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
(c)    Article V of the Partnership Agreement is hereby amended to add a new Section 5.16 creating a new class of Partnership Securities as follows:
“Section 5.16 Establishment of Class A Units.
(d)    General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class A Units,” and fixes the designations, preferences and relative, participating, optional or other special rights, powers, duties and obligations of holders of the Class A Units as set forth in this Section 5.16. Upon their issuance, the Class A Units will be fully paid.

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(e)    Rights of Class A Units. The Class A Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Voting Rights. Except as may be required by law, the Class A Units will be entitled to vote together as a single class with the Common Units on any matter for which the holders of Common Units are entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to include the Class A Units. Each Class A Unit shall be entitled to one vote.
(ii)    Economic Interests. The Class A Units shall represent Limited Partner Interests in the Partnership, and shall not be entitled to any distributions from the Partnership, except that, upon any liquidation, dissolution or winding up of the Partnership, the Class A Units in the aggregate shall be entitled to an aggregate distribution of $100 prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership Securities. For the avoidance of doubt, each Class A Unitholder shall receive its pro rata share of such $100 based on the number of Class A Units outstanding at the time of any such liquidation, winding up or dissolution.
(iii)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class A Units shall not be evidenced by certificates. Any certificates relating to the Class A Units that may be issued shall be in such form as the General Partner may approve. Any certificates evidencing Class A Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
(iv)    Limitations on Transfer. No Class A Unit may, directly or indirectly, be transferred, sold, assigned, pledged or otherwise alienated by the General Partner (or indirectly by any member of LE GP, LLC) or any subsequent transferee, without the prior approval of the Conflicts Committee, other than to Kelcy Warren, Ray Davis or to any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are Kelcy Warren, Ray Davis or their respective relatives. Any transfer or purported transfer of Class A Units not made in accordance with this Section 5.16(b)(iv) shall be null and void.
(v)    Registrar and Transfer Agent. The General Partner will act as the registrar and transfer agent for the Class A Units.
(vi)    Splits and Combinations. For so long as any Class A Units are Outstanding, to the extent that the Partnership (A) makes a distribution on its Common Units or other Common Voting Security in Common Units or other Common Voting Security, (B) subdivides or splits its Common Units or other Common Voting Securities into a greater number of Common Units or other Common Voting Securities, or (C) combines or

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reclassifies its Common Units or other Common Voting Securities into a smaller number of Common Units or other Common Voting Securities, then the number of Class A Units shall be proportionally adjusted, and if necessary, additional Class A Units shall be issued to the Class A Unitholders, such that the number of Class A Units issued immediately after such distribution, subdivision, split, combination or reclassification shall represent the same voting interest as such Class A Units represented immediately prior to such distribution, subdivision, split, combination or reclassification.
(vii)    Class A Unit Issuances.
(A)    Initial Issuance. Effective on the date of this Amendment, the Partnership has issued 647,745,099 Class A Units to LE GP, LLC.
(B)    Future Issuances. For so long as Kelcy Warren is an officer or director of the General Partner, if the Partnership issues any additional Common Units or any other Common Voting Security, the Partnership shall automatically issue, for no additional consideration, an additional number of Class A Units to the Class A Unitholders (and if more than one Class A Unitholder exists at such time, pro rata in accordance with their respective Class A Unit ownership at such time), necessary for each Class A Unitholder to maintain a voting interest with respect to such Class A Units that the Class A Units represent in relation to the aggregate voting interest of the Common Units and other Common Voting Securities immediately prior to such Common Unit or other Common Voting Security issuance. The provisions of this Section 5.16(b)(iv)(B) shall terminate at such time as Kelcy L. Warren ceases to be an officer or director of the General Partner; provided, that for the avoidance of doubt, all Class A Units Outstanding at such time shall be unchanged and remain outstanding.
(C)    Except as set forth in this Section 5.16(b)(vii), there shall be no other issuances by the Partnership of Class A Units.
(viii)    Allocations. The Class A Units shall not be entitled to receive any (1) allocations of Net Income pursuant to Section 6.1(a), (2) allocations of Net Losses pursuant to Section 6.1(b), (3) allocations of Net Termination Gains or Losses pursuant to Section 6.1(c), (4) special allocations pursuant to Section 6.1(d) or (5) allocations for tax purposes pursuant to Section 6.2. Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d) and 6.2 shall be made consistent with the facts that the Class A Units are not Units, and that the Class A Unitholders are not Unitholders and, therefore have no Percentage Interests with respect to their Class A Units.

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(d)    Section 13.3 of the Partnership Agreement is hereby amended to add the following new clause (f):
“(f) Notwithstanding anything to the contrary herein, without the approval of the holders of 66 2/3% of the Class A Units, the Partnership may not take any action that disproportionately or materially adversely affects the rights, preferences or privileges of the Class A Units or amend the terms of the Class A Units.”
Section 2.Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3.Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
Section 4.Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
Section 5.Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
[Signature Page Follows.]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
GENERAL PARTNER:
LE GP, LLC

By: /s/ John W. McReynolds
John W. McReynolds
President

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:
LE GP, LLC, General Partner of Energy Transfer Equity, L.P., as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By: /s/ John W. McReynolds
John W. McReynolds
President

SIGNATURE PAGE TO AMENDMENT NO. 6 TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TRANSFER EQUITY, L.P.